Exhibit 99.1

MSW Energy Holdings LLC Announces First Quarter 2004 Financial Results

    MONTVALE, N.J.--(BUSINESS WIRE)--May 14, 2004--MSW Energy Holdings LLC ("MSW Energy Holdings" or "Company") filed its Form 10-Q for the quarter ended March 31, 2004 with the Securities and Exchange Commission and will be hosting a conference call to discuss the results on Wednesday, May 19, 2004 at 9 a.m. EST. Anyone who wishes to participate in the conference call should dial 888-489-9708. The call will be recorded and can be reviewed until May 26, 2004 by accessing the recording by dialing 800-642-1687 and using 7435625 as the passcode. A transcript of the conference call also will be available on the Company's investor information page by the end of the day May 20, 2004 at www.mswenergy.com. A copy of the Company's Form 10-Q for the quarter ended March 31, 2004 and its Annual Report on Form 10-K for the year ended December 31, 2003 are available on the investor information page and on the Securities and Exchange Commission's website.
    MSW Energy Holdings owns a 49.8% indirect membership interest in Ref-Fuel Holdings LLC ("Ref-Fuel Holdings"). Ref-Fuel Holdings and its subsidiaries own or control and operate waste-to-energy facilities in the northeastern United States. Subsidiaries of Ref-Fuel Holdings that operate such facilities derive revenue principally from disposal or tipping fees for accepting municipal solid waste and from the sale of energy in the form of electricity and steam.

    Highlights of MSW Energy Holdings and Ref-Fuel Holdings

    Because MSW Energy Holdings has only been in existence since June 2003 and has only held its interest in Ref-Fuel Holdings since June 2003, there are no financial results for the first quarter of 2003 comparable to the first quarter of 2004. The financial information of Ref-Fuel Holdings provided below is for informational and comparative purposes only. Because MSW Energy Holdings holds only a 49.8% indirect interest in Ref-Fuel Holdings, the financial information of Ref-Fuel Holdings is not directly comparable to MSW Energy Holdings financial information.




MSW Energy Holdings                           For the Three Months
(unaudited, in thousands)                     Ended March 31, 2004
                                            -----------------------
Statement of Operations Data:
Equity in net earnings of Ref-Fuel Holdings   $              4,539
Interest income                                                 28
Interest expense                                            (4,250)
Accretion of Duke Agreement obligation                        (512)
Amortization of deferred financing fees                       (293)
Other expenses                                                (473)
                                            -----------------------
Net income                                    $               (961)
                                            -----------------------
Cash Flow Data:
Cash provided by operating activities         $             14,361
Cash provided by investing activities                            1
Cash used in financing activities                          (18,500)


    MSW Energy Holdings: For the three months ended March 31, 2004, revenues totaled $4.6 million of which $4.5 million was equity in net earnings of Ref-Fuel Holdings, which represents our share (49.8%) of the earnings of Ref-Fuel Holdings after the application of push-down accounting. Total expenses were $5.5 million for the three months ended March 31, 2004 of which $4.3 million was interest expense on the Senior Notes and $0.5 million were operating expenses and other expenses.
    For the three months ended March 31, 2004, total cash distributions from Ref-Fuel Holdings were $23.9 million and the Company's cash distributions to its members were $18.5 million.



Ref-Fuel Holdings                        For the Three   |  For the Three
(unaudited, in thousands)                Months Ended    |  Months Ended
                                         March 31, 2004  |  March 31, 2003
                                        -----------------|----------------
                                                         |
Statement of Operations Data                             |
Net revenues                             $     102,105   |   $    106,031
Operating expenses                             (54,621)  |        (49,048)
Depreciation and amortization expense          (17,371)  |        (15,415)
General and administrative expenses            (10,833)  |        (11,660)
Loss on asset retirement                          (522)  |         (1,734)
Interest income                                    740   |            745
Interest expense                               (10,834)  |        (14,858)
Other income, net                                  138   |            146
                                        -----------------|----------------
Net income                               $       8,802   |   $     14,207
                                        -----------------|----------------
Cash Flow Data:                                          |
Cash provided by operating activities    $      45,566   |   $     43,062
Cash used in investing activities              (13,139)  |        (11,423)
Cash used in financing activities              (75,601)  |        (77,469)
EBITDA (2)                                      36,651   |         45,323
Adjusted EBITDA (2)                      $      55,362   |   $     52,492


    Ref-Fuel Holdings: As a result of the December 12, 2003 acquisition of the other 50.0% direct and indirect interest in Ref-Fuel Holdings by affiliates of CSFB Private Equity, which also owned a 49.8% interest in MSW Energy Holdings at March 31, 2004, Ref-Fuel Holdings' financial statements were impacted by the application of Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting." Accordingly, the results of operations for the three month period ended March 31, 2004 reflect the results subsequent to the push-down adjustments, and the three month period ended March 31, 2003 reflect the results prior to the application of push-down accounting.
    For the three months ended March 31, 2004, total net revenues were $102.1 million, operating income was $18.8 million and Adjusted EBITDA was $55.4 million* compared to total net revenues of $106.0 million, operating income of $28.2 million and Adjusted EBITDA of $52.5 million* for the three months ended March 31, 2003. Waste revenues increased by $2.5 million, resulting from increased volumes and pricing; power revenues increased by $1.9 million due to increased volumes sold; metals revenue increased $1.9 million as a result of an increase in pricing and other revenue increase of $1.1 million primarily attributable to ash disposal revenues. Waste volume increases were due to increased boiler availability, and metals pricing was attributable primarily to increases in demand for metals. These increases were partially offset by decreases of $9.1 million due to increased amortizations of waste and energy contract intangible assets resulting from push-down accounting and decreases of $2.2 million of energy contract levelization.
    The quarterly operating results were impacted by a $5.6 million increase in operating expenses. The most significant increase, approximately $4.2 million, was primarily attributable to increased facility maintenance expenses resulting from increased outage scope compared to the same period last year. In addition, transportation, ash and waste disposal costs also increased $1.0 million due to higher volumes at the plant level. Depreciation and amortization expenses increased $2.0 million mainly as a result of the application of push-down accounting.
    For the combined results for the quarter ended March 31, 2004, distributions to members were $48.0 million compared to $45.0 million for the quarter ended March 31, 2003.
    The pro forma ratio of cash flow available for debt service to interest expense was 2.2x*, proportionate net leverage ratio was 4.9x* and the ratio of proportionate Adjusted EBITDA to proportionate interest expense was 2.6x.* (1) The pro forma and proportionate data as of the last twelve months ended March 31, 2004 is being discussed because this data is used in the calculation of the restrictive covenants contained in the indenture governing the Senior Notes. The pro forma information is calculated assuming the effects of push-down accounting on Ref-Fuel Holdings and the issuance of the Senior Notes had occurred on April 1, 2003.
    The presentation of these non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which are indicators of Ref-Fuel Holdings' performance. Ref-Fuel Holdings' management uses these non-GAAP measures internally to evaluate its business. EBITDA and Adjusted EBITDA are calculated and reconciled to cash provided by operating activities as follows:



(unaudited, in thousands)               For the Three    |   For the Three
                                        Months Ended     |   Months Ended
                                        March 31, 2004   |   March 31, 2003
                                     --------------------|-----------------
Operating income                        $      18,758    |     $     28,174
  Depreciation and amortization                17,371    |           15,415
  Loss on asset retirements                       522    |            1,734
                                     --------------------|-----------------
EBITDA (2)                                     36,651    |           45,323
  Amortization of long term waste                        |
   contracts                                   (1,897)   |           (2,282)
  Amortization of deferred revenue                (10)   |             (113)
  Amortization of energy contracts             16,263    |            7,600
  Energy contract levelization                  5,524    |            3,284
  Amortization of lease                        (1,169)   |           (1,320)
                                     --------------------|-----------------
  Total fair value adjustment                            |
   amortization and revenue                              |
   levelization adjustments                    18,711    |            7,169
                                     --------------------|-----------------
Adjusted EBITDA (2)                     $      55,362    |     $     52,492
                                     --------------------|-----------------
                                                         |
Reconciliation of  Adjusted EBITDA to                    |
 cash provided by operating                              |
 activities                                              |
  Adjusted EBITDA (2)                   $      55,362    |     $     52,492
  Plus other income, net                          138    |              146
  Amortization of debt                         (5,144)   |             (475)
  Interest expense                            (10,834)   |          (14,858)
  Interest income                                 740    |              745
  Interest on loss contract                         -    |              491
  Changes in assets and liabilities                      |
     Accounts receivable, net                   1,748    |            1,555
     Prepaid expenses and other                          |
      current assets                           (2,566)   |           (2,630)
     Other long-term assets                    (6,075)   |           (5,514)
     Accounts payable and other                          |
      current liabilities                       4,367    |            4,416
     Accrued interest payable                   8,542    |            4,574
     Other long-term liabilities                 (712)   |            2,120
                                     --------------------|-----------------
Cash provided by operating activities   $      45,566    |     $     43,062
                                     ====================|=================


     1. Proportionate Adjusted EBITDA is defined as 49.8% of the pro forma Adjusted EBITDA of Ref-Fuel Holdings. Adjusted EBITDA (as calculated above) is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Proportionate interest expense is defined as 49.8% of the pro forma interest expense for American Ref-Fuel plus 100% of our pro forma interest expense. Proportionate Adjusted EBITDA to proportionate interest expense is defined as the quotient of proportionate Adjusted EBITDA divided by proportionate interest expense.

    2. "EBITDA" means, for any period, the (a) operating income (or loss), plus (b) to the extent deducted in determining such income (or loss), depreciation and amortization, plus, (c) loss on retirements and relocation expenses. EBITDA is not a measurement of financial performance under generally accepted accounting principals and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounted principals. "Adjusted EBITDA" means, for any period, EBITDA plus fair value adjustment amortization and revenue levelization adjustments. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

    Subsequent Event: On April 30, 2004 MSW Acquisition LLC, (MSW Energy Holdings' 50% parent as of March 31, 2004, which is owned by ten investment funds indirectly controlled by Credit Suisse First Boston Private Equity, Inc. ("CSFB Private Equity")), acquired an additional 10% of the membership interests in MSW Energy Holdings from Highstar Renewable Fuels LLC ("Highstar"). The source of consideration was capital contributions from limited partners of the ten investment funds. Prior to this transaction, there was no controlling person of MSW Energy Holdings, which was owned 50% by MSW Acquisition and 50% by Highstar, an indirect subsidiary of American International Group, Inc. ("AIG").
    Concurrently, Highstar sold to United American Energy Holdings Corp. ("UAE Holdings") 0.01% of the outstanding membership interests in MSW Energy Holdings pursuant to a membership interests purchase agreement dated as of January 26, 2004. On April 29, 2004, Highstar transferred 39.89% of the outstanding membership interests in MSW Energy Holdings to Highstar Renewable Fuels I LLC ("Highstar I"), an entity owned by Highstar and AIG Highstar Capital, L.P., an investment fund managed by affiliates of Highstar. As a result of these transactions, MSW Acquisition LLC owns 60%, Highstar and Highstar I collectively own 39.99% and UAE Holdings owns 0.01% of the outstanding membership interests in MSW Energy Holdings. UAE Holdings will be the managing member of MSW Energy Holdings.
    Concurrently on April 30, 2004, affiliates of CSFB Private Equity sold to Highstar Renewable Fuels II LLC ("Highstar II"), a wholly-owned subsidiary of Highstar (together with Highstar I and Highstar II, the "Highstar Entities"), 40% of the outstanding shares of common stock of UAE Holdings and 40% of the principal amount of certain promissory notes issued by UAE Holdings pursuant to a securities purchase agreement dated January 26, 2004. As a result of this transaction, the CSFB Private Equity affiliates collectively own 60% and Highstar II owns 40% of the outstanding shares of common stock of UAE Holdings.
    The parties entered into a stockholders' agreement and members' agreement that provide for the governance of UAE Holdings, MSW Energy Holdings and their subsidiaries.
    Pursuant to the stockholders' agreement, the affiliates of CSFB Private Equity, on the one hand, and the Highstar Entities, on the other hand, will have representation on the boards of directors of UAE Holdings and its subsidiaries that will be generally proportionate to their ownership in UAE Holdings. Although affiliates of CSFB Private Equity will initially have the ability to appoint a majority of the members of the boards of directors of these entities, the terms of the stockholders' agreement provide that none of UAE Holdings, MSW Energy Holdings (through UAE Holdings as its managing member) or in many cases their subsidiaries will be able to take certain significant actions without the consent of the affiliates of CSFB Private Equity and Highstar II, so long as they continue to own a minimum percentage of the common stock of UAE Holdings. The stockholders' agreement and members' agreement also provide for transfer restrictions, a right of first offer, tag-along rights, drag-along rights and participation rights with respect to UAE Holdings and MSW Energy Holdings, respectively. The parties also entered into a registration rights agreement with respect to the common stock of UAE Holdings.
    In connection with the transactions in the membership interests purchase agreement, the members of MSW Energy Holdings adopted the Second Amended and Restated Limited Liability Company Agreement which provides that UAE Holdings is the Managing Member. The agreement also provides that, solely for purposes of (i) taking any action that requires the approval of the Board of Directors of MSW Energy Holdings pursuant to the terms of, and as defined in, the indenture for MSW Energy Holdings' 8-1/2% Senior Secured Notes due 2010, or pursuant to any other the note document and (ii) the definition of Continuing Directors (as defined in such indenture), the Board of Directors of the Managing Member is deemed to constitute the Board of Directors of MSW Energy Holdings.

    Forward-looking Information or Statements

    All statements other than statements of historical facts included in this press release or the conference call that address activities, events or developments that we expect, or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
    These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Forward-looking statements speak only as of the date on which they are made and except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

    Additional Information

    Questions and inquiries for further information should be directed to Joanne Pagliuca at 201-690-4800.

    This press release does not constitute an offer to sell securities or a solicitation of an offer to purchase securities.

    * Non-GAAP financial measures.